Exhibit 99.1

NEWS RELEASE

GREEN PLAINS RENEWABLE ENERGY, INC.

NEARS COMPLETION OF ETHANOL PLANT IN SUPERIOR, IOWA

OMAHA, NE – June 20, 2008 (Market Wire) –Green Plains Renewable Energy, Inc. (NASDAQ and AMEX: GPRE) announces that construction of the ethanol plant in Superior, Iowa, is nearing completion, and commencement of production is imminent. The plant, which is expected to be operational in July, is fully staffed, receiving grain, commissioning equipment and testing process systems.

“The Superior ethanol plant is a state-of-the-art facility,” said Wayne Hoovestol, Chief Executive Officer. “With approximately 40 employees and a significant corn procurement requirement, the plant will have a profound impact on the local economy. We greatly appreciate the continued efforts of the local officials, contractors, engineers and employees who worked on this project. We are proud to be a part of Iowa’s expanding renewable energy economy.”

Once operational, the Superior plant will have an expected operating capacity of 55 million gallons of ethanol per year. Additionally, the plant is expected to produce 175,000 tons of distillers grains. The ethanol plant will process approximately 20 million bushels of corn annually.  The facility is strategically located in close proximity to 16 million bushels of grain storage owned by Green Plains Grain Company, a wholly-owned subsidiary.

“In addition to ethanol production, Green Plains is vertically-integrated with grain storage and merchandising, agronomy, feed and petroleum businesses,” continued Hoovestol. “The consolidation and integration of these businesses helps to increase efficiency and manage commodity price and supply risks. The Superior plant and Green Plains Grain Company will work closely with local producers to develop innovative strategies for creating new opportunities in the ethanol value chain.”

About Green Plains Renewable Energy, Inc.

Green Plains, based in Omaha, NE, has the strategy of becoming a vertically-integrated, low-cost ethanol producer. Green Plains has two ethanol plants in Iowa, with a combined operating capacity of 110 million gallons per year. Green Plains has grain storage capacity of approximately 19 million bushels and provides complementary agronomy, seed, feed, fertilizer and petroleum services at various sites in the region.

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol industry, risks associated with plant construction and technology development, and other risk factors detailed in Green Plains’ SEC filings. Additional information with respect to these and other factors, which could materially affect Green Plains and its operations, are included on certain forms Green Plains has filed with the SEC. Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contacts:

Investor Contact:

Scott B. Poor, Corporate Counsel / Director of Investor Relations

John Baldissera

Green Plains Renewable Energy, Inc.

BPC Financial Marketing

(402) 884-8700

(800) 368-1217

www.gpreinc.com